The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated November 15, 2010

Filed Under Rule 424(b)(3), Registration Statement No. 333-164985

Pricing Supplement No. 78—dated November     , 2010 (To: Prospectus Dated February 19, 2010 and Prospectus Supplement Dated February 19, 2010)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054LKT9		100.000%	1.250%		2.80%	SEMI- ANNUAL	11/15/2015	05/15/2011	$13.14	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 11/15/2011 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, InCapital LLC Agents: Charles Schwab & Co. Inc.,

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, UBS Investment Bank, Wells Fargo Advisors LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the Interest Payment Date occurring any time on or after 11/15/2011 at a redemption price equal to 100% of the principal amount of The Dow Chemical Company InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

26054LKU6		100.000%	1.450%		3.70%	SEMI- ANNUAL	11/15/2017	05/15/2011	$17.37	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 11/15/2011 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, InCapital LLC Agents: Charles Schwab & Co. Inc., Citigroup Global Markets Inc.,

Morgan Stanley & Co. Incorporated, UBS Investment Bank, Wells Fargo Advisors LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the Interest Payment Date occurring any time on or after 11/15/2011 at a redemption price equal to 100% of the principal amount of The Dow Chemical Company InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

26054LKV4		100.000%	1.800%		4.50%	SEMI- ANNUAL	11/15/2020	05/15/2011	$21.13	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 11/15/2011 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, InCapital LLC Agents: Charles Schwab & Co. Inc., Citigroup Global Markets Inc.,

Morgan Stanley & Co. Incorporated, UBS Investment Bank, Wells Fargo Advisors LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the Interest Payment Date occurring any time on or after 11/15/2011 at a redemption price equal to 100% of the principal amount of The Dow Chemical Company InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

The Dow Chemical Company

Trade Date: Monday, November 22, 2010 @ 12:00 PM ET

Settle Date: Friday, November 26, 2010

Minimum Denomination/Increments: $1,000/$1,000

All trades settle flat and clear SDFS: DTC Book-Entry Only

DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a Business day

(as term is defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trade mark of InCapital Holdings LLC. All rights reserved

The Dow Chemical Company The Dow Chemical Company InterNotes

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